Exhibit 99.1

EDDIE BAUER RECEIVES COURT APPROVAL OF GOLDEN GATE CAPITAL OFFER

– Sale on Track to Close in Early August –

SEATTLE, July 22, 2009 – Eddie Bauer Holdings, Inc. (OTC Pink Sheets: EBHIQ) announced today that it has received Bankruptcy Court approval to proceed with the sale of its business to Golden Gate Capital for $286 million in cash. With the Court’s approval, the transaction is on track to close in early August.

Golden Gate is a premier private equity firm with approximately $9 billion of assets under management and deep expertise in multi-channel specialty retail. The sale will enable Eddie Bauer to emerge quickly from bankruptcy as a new company positioned for success, with a well-capitalized partner, a substantially lower cost structure, little or no long-term debt and a much stronger balance sheet.

Golden Gate has indicated its support for Eddie Bauer’s management team and its strategy, including operating as a tri-channel retailer with an extensive store fleet. Golden Gate plans to maintain the substantial majority of Eddie Bauer’s stores and employees in the newly formed company. In addition, under the terms of the transaction, Eddie Bauer gift cards will be honored in the ordinary course of business.

Additional information on the bankruptcy and sale process is available on the Company’s website at http://investors.eddiebauer.com.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $9 billion of assets under management. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including corporate divestitures, leveraged buyouts, and recapitalizations. Golden Gate has a deep experience base in specialty retailing and direct marketing including recent investments in Express, J. Jill, Blair, Haband and Norm Thompson, among others. For additional information, visit www.goldengatecap.com.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including adverse Bankruptcy Court rulings; a continued downturn in the national and global economies; unwillingness of the Company’s vendors to accept orders or supply goods on acceptable terms; changes in consumer confidence and consumer spending patterns; increased levels of merchandise returns or gift card use not estimated by management; disruption in back-end operations; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009 and quarterly report on Form 10-Q for the period ended April 4, 2009. The information contained in this release is as of July 22, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

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